Exhibit 99.1

Rurban Financial Corp. Announces Second Quarter 2011 Results

DEFIANCE, Ohio, July 27, 2011 (GlobeNewswire) -- Rurban Financial Corp. (NASDAQ: RBNF) (“Rurban” or the “Company”), a diversified financial services company providing full-service community banking, mortgage banking, wealth management and item processing services, today reported earnings for the second quarter and first six months of 2011.

Consolidated results include the results of Rurban’s Banking Group, consisting primarily of The State Bank and Trust Company (“State Bank” or “the Bank”) and Rurban's data services subsidiary, Rurbanc Data Services, Inc. (dba “RDSI Banking Systems” or "RDSI"). Net income for the second quarter of 2011 was $777,000, or $0.16 per diluted share, compared to $11,000 for the first quarter of 2011, or $0.00 per diluted share, and a net loss of $8.21 million, or ($1.69) per diluted share, for the 2010 second quarter.  For the first six months of 2011, Rurban reported net income of $788,000, or $0.16 per diluted share, compared to a net loss of $9.05 million, or ($1.86) per diluted share.
Excluding one-time or non-core items from GAAP results, recurring income after-tax for the second quarter of 2011 was $103,000, or $0.02 per diluted share, compared to $77,000, or $0.02 per diluted share, for the 2011 first quarter and a net loss of $2.25 million, or ($0.46) per diluted share, for the second quarter of 2010.  (The reconciliation of GAAP to recurring results can be found in the financial tables.)

Key items for the 2011 quarter and six-month period include:

•
Growth in core pre-tax, pre-provision earnings despite decline of RDSI revenue. Higher net interest income and improved expense controls more than offset the decline of RDSI’s data processing revenue for the 2011 second quarter and six-month periods. Core pretax, pre-provision earnings were $1.06 million for the 2011 second quarter, up $139,000 or 15.2 percent, from the linked quarter, and higher by $1.40 million from the year-ago quarter.

•
Net interest income benefited from margin improvement and recent loan growth. Net interest income on a fully tax-equivalent basis increased $364,000, or 7.3 percent, above the linked quarter, benefitting from a 22 basis point margin improvement on a fully tax-equivalent basis, combined with $7.8 million, or 1.86 percent, growth in average loans.

•
The balance sheet deleveraging initiative was completed in June 2011; with the majority of revenue impact anticipated in future quarters. In addition to improved capital ratios, a net gain of $0.79 million was the major impact this quarter from the sale of $43 million of securities and the pay down of $32 million of FHLB advances and repos. It is anticipated that third quarter results should reflect reduced funding costs and margin improvement of approximately 20 basis points. (Expanded detail in the Balance Sheet section).

•
Key capital ratios strengthened as a result of deleveraging. The $37 million, or 5.6 percent,  reduction in asset size from first quarter 2011 has had a positive impact on the majority of capital ratios as well as tangible equity to assets, which improved by 25 basis points. Since State Bank grew its loan portfolio at the same time it reduced asset size, the risk-adjusted capital ratios showed less improvement than did the Tier 1 leverage ratio, which increased by 30 and 46 basis points, respectively, at the bank and the consolidated holding company.

•
Rurban remains well-diversified. Core noninterest income, including fee income from data processing, wealth management and mortgage banking, accounted for 35.8 percent of second quarter 2011 core revenues on a fully tax-adjusted basis compared to 47.8 percent of core revenues for the year-ago quarter. However, total core revenues have declined 14.9 percent year-over-year as a result of RDSI’s exit from the data processing business.

•
Rurban’s data services subsidiary, RDSI, reported a profit of $142,000 this past quarter. GAAP net income was $142,000, which includes a $519,000 contract buyout fee following the acquisition of a client bank. Excluding this one-time contract buyout fee, core earnings were a net loss of $200,000, virtually unchanged from the prior quarter. Apart from the acquired customer, relationships have remained stable since the beginning of 2011.

•
Asset quality reflects strong improvement. NPAs declined by $2.9 million, or 22.3 percent from first quarter 2011 following net charge-offs of $1.0 million. The favorable combination of recoveries of loans previously charged off, OREO sales, and the growing credit strength of borrowers, enabled Rurban to reduce non-performing assets to $10.1 million, or 1.64 percent, of consolidated assets.

Mark Klein, President and Chief Executive Officer of Rurban Financial Corp., stated, “We continue to review all aspects of our operations and balance sheet to identify opportunities for improvement. The adjustment to a lower revenue base from the loss of data processing has preoccupied much of our resources, both human and financial. However, we are achieving steady progress on a consolidated basis as reflected in our pre-tax, pre-provision earnings on the one hand, and the improvement in asset quality on the other.

“The balance sheet deleveraging transaction we completed this past quarter has already improved our capital ratios, and should provide additional positive momentum to our net interest margin in future quarters. We anticipate a pickup of approximately 20 bps in the third quarter, which we believe should get our margin into the four percent range. The continuing expansion of our net interest margin, combined with our growing loan portfolio, should have a synergistic effect on net interest income. This past quarter, we added over $15 million of loans to our books, including nearly $10 million of well-structured commercial real-estate loans. In past years, State Bank has had a lower level of exposure to commercial real estate, and this has served us well. We believe we can now begin to grow our portfolio selectively and add value in our markets.

“Our back office, lenders and retail bankers all continue to play an integral role in the growth of non-bank services, as well as loan and deposit growth. They have been instrumental in the cross-referral of business opportunities that have generated the exceptional stream of noninterest income for a bank our size. Even now, with a significantly lower level of revenue from our data services subsidiary, core noninterest income contributed 36 percent of total core revenue this quarter.

“Reliance Financial Services, our wealth management arm, has been a steady contributor, while mortgage banking activity is more seasonal and, of course, cyclical. Second quarter mortgage originations were stronger than the first quarter of this year, but substantially less robust than the boom fueled by last year’s government incentives and refinancing activity. RDSI performs primarily as an item processor these days, and remains focused on high-quality performance and responsiveness to customer needs.

“Lastly, improvement in asset quality deserves mention. Nonperforming assets declined by nearly $3 million this past quarter. With only $10 million of nonperforming assets on our books versus reserves of $6.4 million, we are comfortable that we have adequately mitigated the risk remaining within our portfolio.”

RESULTS OF OPERATIONS

Consolidated Revenue

Consolidated core revenue from operations, consisting of net interest income on a fully tax-equivalent basis and recurring noninterest income, was $8.37 million for the second quarter of 2011, a decline of $1.47 million, or 14.9 percent, from the $9.84 million reported for the 2010 second quarter, and an improvement of $395,000 from the preceding quarter. The entire $1.47 million decline in quarterly core revenue year-over-year resulted from the loss of data service fees following RDSI’s exit from data processing.

Net interest income on a tax-equivalent basis increased $364,000 from the first quarter of 2011, and $242,000 from the year-ago second quarter; second quarter 2010 recurring net interest income on a tax-equivalent basis of $5.13 million excludes $130,000 of accrued interest on a loan from RDSI to its previously planned merger partner. Both the loan and accrued interest were charged off in the 2010 second quarter after it was announced that the merger could not be completed.

The net interest margin on a fully tax equivalent basis was 3.83 percent for the second quarter of 2011 compared to 3.61 percent in the first quarter of 2011, and 3.71 percent in the second quarter of 2010, amounting to an increase of 22 and 12 basis points, respectively. Margin improvement was due primarily to a 42 basis points decrease in the average cost of funds year-over-year caused by downward re-pricing of certificates of deposit, an improved deposit mix and the deleveraging transaction.

Non-Interest Income

The following table provides a reconciliation of core and non-core items to non-interest income on a GAAP basis. Line items identified as (1) are reported in the financial statements of State Bank, while items identified as a (2) are part of RDSI.

Non-interest Income

	Three Months Ended					Six Months Ended
(000’s)	June 30, 2011	March 31, 2011	Dec. 31, 2010	Sept. 30, 2010	June 30, 2010	June 30, 2011	June 30, 2010
Core non-interest income:
Data service fees	785	912	1,054	2,044	2,609	1,697	6,638
Trust fees	669	695	664	651	591	1,364	1,233
Customer service fees	640	581	615	644	615	1,221	1,202
Gain on sale of mortgage & OMSR’s	565	425	1,840	1,436	577	990	1,218
Gain on sale of non-mortgage loans	38	43	(586)	125	32	80	108
Mortgage loan servicing fees, net	125	141	600	(24)	102	267	224
Other income	172	166	201	188	177	338	334

Core non-interest income	2,994	2,963	4,388	5,064	4,703	5,957	10,957

Non-core non-interest income:
Contract buyout	519	-	-	-	-	519	-
Net gain (loss) on sales of securities	1,871	-	(1)	-	-	1,871	451
Investment securities recoveries	-	-	-	-	-	-	74
Loss on sale or disposal of assets	(160)	(100)	(40)	(129)	(2)	(260)	(29)
OMSR impairment	(127)	-	660	(400)	(175)	(127)	(175)

Non-core non-interest income	2,103	(100)	619	(529)	(177)	2,003	321

Total Non-interest Income (GAAP)	5,097	2,863	5,007	4,535	4,526	7,960	11,278

Core noninterest income for the second quarter of 2011 was $3.0 million, unchanged from the linked quarter, but down by $1.7 million from the 2010 second quarter. Non-bank fee income from data service fees, trust fees, and mortgage banking activities accounted for $2.1 million of second quarter 2011 core noninterest income, or 71.6 percent. This compares with $2.17 million, or 73.3 percent, and $3.88 million, or 82.5 percent, for the linked and year-ago quarters, respectively.

Additionally, non-core noninterest income increased in the current quarter by $2.2 million, including a $1.9 million gain from the sale of securities which occurred as part of the balance sheet deleveraging completed in June, and a $0.52 million contract buyout fee paid to RDSI by a departing client.

Mortgage Banking

Net mortgage banking revenue for the second quarter of 2011 was $563,000, virtually unchanged from the linked quarter, but higher by $60,000 than the year-ago quarter.

Mortgage Banking Activity	Three Months Ended					Six Months Ended
(000’s)	June 30, 2011	March 31, 2011	Dec. 31, 2010	Sept. 30, 2010	June 30, 2010	June 30, 2011	June 30, 2010

Mortgage originations	38,100	28,005	90,268	69,084	46,170	66,105	79,810
Mortgage sales	30,017	29,999	79,059	66,036	46,590	60,016	81,148

Mortgage servicing portfolio	351,888	341,600	328,435	276,298	244,329	351,888	341,600
Mortgage servicing rights	3,294	3,316	3,190	2,042	2,140	3,294	3,294

Mortgage servicing revenue::

Loan servicing fees	219	212	191	168	111	431	248
Less: OMSR amortization	94	71	250	192	10	165	41
Net administrative fees	125	141	(60)	(24)	102	266	207
Less: OMSR impairment	127	-	(660)	400	175	127	175
Net loan servicing fees	(2)	140	600	(424)	(73)	139	32

Plus: Gain on sale of mortgages	565	425	1,840	1,436	577	990	1,218

Mortgage banking revenue, net	563	566	2,440	1,011	503	1,129	1,250

Mortgage banking activity in Northwestern and Central Ohio, as well as Northeast Indiana, has returned to a more normalized state after the exceptionally strong activity experienced in 2010. Rurban’s Banking Group continues to aggressively seek mortgage originations through its Northwest Ohio and Northeast Indiana regions, and its loan production office in Columbus. Originations for the June 2011 quarter increased by $10.0 million, or 36.0 percent, above the March 2011 quarter, but declined by $8.1 million or 17.5 percent, from the year-ago second quarter, when government incentives were still in place. State Bank sold $30.0 million of loans in the second quarter of 2011, unchanged from the linked quarter, but lower by $16.6 million, or 35.9 percent, than the 2010 second quarter. Gains on sale of mortgage loans were $0.57 million for the current quarter, or 1.88 percent of mortgage loans sold; this compares to gains of $0.43 million in the 2011 first quarter and $0.58 million for the year-ago quarter, with spreads of 1.42 percent and 1.24 percent, respectively. The spread reflects the mix of mortgage loans sold; State Bank retains servicing on conventional mortgages but sells its servicing on all other types of mortgages.

Core loan servicing fees, net of amortization (“net administrative fees”) were $125,000 for the current quarter compared to $141,000 for the linked quarter and higher by $23,000 than the year-ago second quarter. State Bank recorded valuation adjustments in both second quarters: $127,000 in 2011 and $175,000 in 2010. The servicing portfolio grew by $10.3 million, or 3.0 percent, from the 2011 first quarter, and by $107.6 million, or 44.0 percent, over the past twelve months, to $351.9 million at June 30, 2011.

Trust Services

Reliance Financial Services, Rurban’s wealth management division, has been gradually expanding its presence within the State Bank footprint, assisted by referrals by back office, retail, and lending staff. The unit reported revenues of $694,000 for the second quarter of 2011, a decline of $78,000 or 10.1 percent from the linked quarter. For the first six months of 2011, revenues were $1.5 million, up 14.3 percent to the comparable 2010 period. Assets under management of $325.8 million are virtually unchanged from year-end 2010.

Reliance Financial	2Q 2011	1Q 2011	YTD 2011	YTD 2010	FY2010	FY 2009
Assets Under Mgmt.	$326	$329	$326	$291	$326	303
Revenues ($000)	694	772	1,466	1,283	2,648	2,606
Trust (%)	14.7	14.6	14.7	18.0	18.0	24.8
Advisory (%)	22.5	22.2	22.5	22.8	22.8	19.6
Benefits (%)	26.4	26.9	26.4	26.2	26.2	26.2
IRA (%)	27.7	27.7	27.7	28.5	28.5	24.5
Other (%)	8.9	8.6	8.9	4.5	4.5	4.9
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

The mix of products provided by Reliance in recent years has trended toward a higher level of advisory and IRA benefits, and away from trust services. Reliance’s contribution to Rurban’s bottom line has resulted from improved operating efficiencies. Net income for the first six months of 2011 was $0.33 million compared to $0.22 million for the year-ago period.

Data Services

RDSI ($000)	2Q 2011	1Q 2011	4Q 2010	3Q 2010	2Q 2010
Data Processing	255	298	374	991	1,277
Network Services	47	69	77	133	193
Payment Solutions	1,342	927	1,008	1,215	1,383
RDSI Revenue	$1,644	$1,294	$1,459	$2,339	$2,853
Less: Intercompany	(340)	(382)	(405)	(295)	(244)
Net Data Services Revenue	$1,304	$912	$1,054	$2,044	$2,609

Revenue derived from Rurban’s data services subsidiary, RDSI, was $1.3 million in the second quarter of 2011, up $0.4 million from the $0.9 million reported for the previous quarter, and a decline of $1.3 million from the year-ago quarter. On a stand-alone basis, excluding fees paid by Rurban/State Bank to RDSI for data and item processing of $0.34 million, $0.38 million, and $0.24 million, respectively, for the second and first quarters of 2011, and the second quarter of 2010, RDSI reported revenue of $1.6 million for the current quarter compared to $1.3 million for the previous quarter. Second quarter 2011 revenue includes a one-time $0.52 million contract buyout fee paid by a former client bank. Excluding the buyout fee, core revenue was $1.1 million, which was $0.17 million, or 13.1 percent, lower than the first quarter of 2011. Core earnings after tax were a net loss of $0.20 million, unchanged from the March 2011 quarter.

Loan Loss Provision

The loan loss provision was $0.9 million for the second quarter of 2011, an increase of $0.4 million from the first quarter of 2011 and a $5.6 million decline from the year-ago second quarter. The increased provision expense this quarter reflects a higher level of net loan charge-offs this quarter compared to the first quarter of 2011 as approximately $0.75 million in specific reserves were charged off during the quarter.

The allowance for loan losses was $6.4 million, or 1.47 percent, of total loans as of June 30, 2011 compared to $6.6 million, or 1.56 percent, of total loans, and $7.0 million, or 1.60 percent, of total loans as of March 31, 2011 and June 30, 2010, respectively.

Non-interest Expenses

	Three Months Ended					Six Months Ended
	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,	June 30,	June 30,
	2011	2011	2010	2010	2010	2011	2010
($000)
Core Non-interest Expense
Salaries and employee benefits	3,573	3,530	3,868	4,058	4,903	7,103	10,006
Occupancy & equipment expense	1,235	1,295	1,544	1,359	2,494	2,530	5,703
FDIC Insurance expense	254	318	461	260	198	572	417
Data processing fees	192	144	108	211	229	336	424
Professional fees	577	474	722	619	561	1,050	1,204
Employee expense	172	96	163	148	227	268	507
Other intangible amortization expense	197	197	200	200	200	394	400
Other expenses	1,115	1,006	1,809	1,883	1,369	2,122	1,933

Core Noninterest Expense	7,315	7,060	8,875	8,738	10,181	14,375	20,594

Non-Core Non-interest Expense
	Three Months Ended					Six Months Ended
	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,	June 30,	June 30,
	2011	2011	2010	2010	2010	2011	2010
OREO Impairment (1)	-	-	757	-	215	-	215
Goodwill Impairment (2)	-	-	4,681	-	-	-	-
Hardware impairment/ write-off (2)	-	-	-	-	1,892	-	2,792
Software impairment/ write-off (2)	-	-	-	-	2,891	-	3,247
FHLB/REPO Prepayment Penalties (1)	1,083	-	-	-	-	1,083	-
Intangible impairment (2)	-	-	1,592	-	-	-	-
Contract write-off (2)*	-	-	-	-	102	-	193
New Core Loan (2)*	-	-	-	-	624	-	624
Non-Core Noninterest Exp.	1,083	-	7,030	-	5,724	1,083	7,071

Total Non-interest Expense	8,398	7,060	15,905	8,738	15,905	15,458	27,665

* Items marked with an asterisk were included in Other Expense

Core noninterest expense was $7.3 million in the second quarter of 2011, an increase of $255,000 from the first quarter of 2011 and a decline of $2.9 million from the year-ago quarter. Downsizing of RDSI accounted for $2.7 million of the annual corporate-wide expense cuts; salaries and benefits declined by $1.3 million year-over-year from their 40 FTE reduction in staff. Also, occupancy and equipment expense declined by $1.7 million at RDSI.

Additionally, during the course of the past twelve months, RDSI took a $6.3 million charge for the impairment of goodwill and other intangibles, and wrote off or wrote down $4.8 million of hardware and software assets following the termination of its spinoff and merger plans and its exit from data processing. During the second quarter of 2011, State Bank completed its balance sheet deleveraging, incurring a one-time charge of $1.1 million from the pay down of $32 million of FHLB advances and repos.

As a result of improving expense control, Rurban’s efficiency ratio on a core basis improved from 101.5 percent for the June 2010 quarter to 85.0 percent for the current quarter.

BALANCE SHEET

Total assets as of June 30, 2011 were $618.1 million, down by $36.9 million, or 5.6 percent, from the linked quarter, and by $28.3 million, or 4.4 percent, from the year-earlier quarter. In a series of transactions completed during June of 2011, State Bank sold $43 million of investment securities with a weighted average yield of 3.97 percent. State Bank recognized a gain on sale totaling $1.9 million with the proceeds applied to the pay down of $32.0 million in borrowings with a weighted average rate of 4.64 percent. The prepayment penalty for the pay-down of $30 million in repos and $2 million in FHLB advances was $1.1 million. As a result of these and other activities during the course of the second quarter, cash and investment securities declined by $53.9 million, from $172.9 million at March 31, 2011 to $119.0 million at June 30, 2011.

The deleveraging reduced the Bank’s balance sheet by $36.9 million of assets, or 5.6 percent. This reduction in asset size has had a positive impact on the majority of capital ratios as well as tangible equity to assets, which improved by 25 basis points. Since State Bank grew its loan portfolio at the same time it reduced asset size, the risk-adjusted capital ratios showed less improvement than did the Tier 1 leverage ratios, which increased by 31 and 46 basis points, respectively, at the bank and the consolidated holding company.

Total loans increased by $15.4 million from the first quarter of 2011, to $437.6 million. In effect, the portfolio grew back to where it had been at June 30, 2010: $437.3 million. The majority ($9.6 million) of State Bank’s loan growth occurred within the real estate sector, primarily commercial real estate and construction.

Loan Portfolio

($000s)	2Q 2011	1Q 2011	4Q 2010	3Q 2010	2Q 2010
Construction & Development	19,538	17,658	16,177	15,310	12,997
Farmland	22,596	23,207	24,439	21,071	22,949
HELOC	38,950	38,077	38,681	39,120	39,701
Residential Real Estate	93,468	93,122	96,257	95,371	103,168
Commercial RE – Owner	72,172	67,602	65,552	67,288	67,160
Commercial RE – Investor	90,460	87,833	86,956	87,271	85,639

Total Real-estate related	$337,184	$327,499	$328,062	$325,251	$331,614
Commercial & Industrial	70,741	67,551	69,510	69,917	74,525
Agriculture	15,858	13,999	16,390	16,152	16,440
Consumer	9,891	9,961	10,653	9,457	10,910
Other	3,877	3,156	2,929	4,219	3,786
Total Loans	$437,551	$422,166	$427,544	$424,996	$437,275
Loans Held for Sale	7,211	5,424	9,055	13,454	11,650
Loan Loss Reserve	6,444	6,593	6,715	6,451	7,001

The largest loan category, commercial real estate (“CRE”), accounts for 37.2 percent of total loans, or $162.7 million, up $9.9 million, or 6.5 percent, from the prior year; $7.3 million was booked in the most recent quarter.  Along with $19.5 million of construction and development loans, these commercial real estate categories together accounted for 41.6 percent of total loans at June 30, 2011, up from 37.9 percent for the prior year. State Bank’s portfolio of 1-4 family residential real estate loans currently stands at $93.5 million, or 21.4 percent of total loans. This segment has declined by approximately $10 million since the year-ago quarter, as State Bank has ramped up its sales into the secondary market. Commercial and Industrial loans now stand at $70.7 million, a decline of $3.8 million year-over-year, but $3.1 million higher than the previous quarter.

Total deposits as of June 30, 2011 were $495.9 million, up $14.1 million, or 2.9 percent, from the prior year, but $17.1 million lower than March 31, 2011. Declines were distributed evenly among noninterest-bearing demand deposits, NOW accounts and Money market accounts. As a result of the balance sheet deleveraging, repos declined by $30 million, and now stand at $19.9 million.

Asset Quality

Rurban’s asset quality has improved sharply over the previous quarter, with non-performing assets (“NPAs”) down $2.9 million, or 22.4 percent, since March 31, 2011. Non-performing real estate related loans declined by $3.6 million, of which $1.0 million was residential real estate and $2.7 million was commercial real estate. However, approximately $1 million of the improvement in non-performing loans was the result of a transfer into OREO. Currently, State Bank has only three non-performing relationships that exceed $1.0 million, but they account for 53 percent of total non-performing assets.

Non-Performing Assets by Category

($000)	2Q 2011	1Q 2011	4Q 2010	3Q 2010	2Q 2010
Construction & Development	0	0	0	634	622
Farmland	87	87	0	56	0
HELOC	373	200	474	469	439
Residential Real Estate	2,436	3,466	3,379	3,419	3,420
Commercial RE - Owner	1,723	2,812	2,739	448	465
Commercial RE – Investor	897	2,524	2,956	2,510	4,674
Total Real Estate-Related	$5,516	$9,089	$9,188	$7,536	$9,620
Commercial &Industrial	2,507	2,950	3,031	2,477	2,720
Consumer	50	82	64	94	61
Total Non-performing Loans	$8,073	$12,121	$12,283	$10,107	$12,401
OREO/OAO	2,056	924	1,538	1,947	1,651
Nonperforming Assets	$10,129	$13,044	$13,822	$12,054	$14,052

Further evidence of Rurban’s/State Bank’s improving asset quality lies in the low level of delinquencies. The total 30-89 day past due loans stand at $1.4 million, of which only $0.2 million is in the 60-89-day category.

In addition to the continuing low level of delinquencies, several additional factors reflect Rurban’s continuing improvement in asset quality. This quarter, new additions to nonperforming status, were only $289,000 compared to $1.1 million and $4.6 million in the two preceding quarters. The additions to non-performing status were more than offset by the $1.6 million decline from the combination of asset sales, principal payments and improved performance. The loan loss reserve of $6.4 million provides 80 percent coverage of problem loans compared to 56 percent coverage at June 30, 2010.

Non-Performing Asset Reconciliation

($000)	2Q 2011	1Q 2010	4Q 2010
Beginning Balance	$13,044	$13,822	$12,053
Additions	289	1,076	4,590
Returns to performing status	(352)	(83)	(321)
Principal payments	(843)	(118)	25
Sale of OREO/OAO	(416)	(1,014)	(235)
Loan charge-offs	(1,593)	(639)	(1,591)
Valuation write-downs	-	-	(699)
Total	$10,129	$13,044	$13,822

Capitalization

As of June 30, 2011, the capital ratios of Rurban’s banking subsidiary, State Bank, were all in excess of the regulatory thresholds for a “well-capitalized” institution. The Bank’s Tier I Leverage ratio was 7.54 percent of total assets, a substantial improvement from the 6.90 percent reported at year-end 2010. The Total Risk-Based Capital ratio was 11.89 percent of risk-weighted assets. At the holding company, ratios are also rebuilding after 2010 write downs at RDSI; the Total Risk-Based Capital ratio should reach 11.58 percent (estimated), while Tier 1 risk-based and leverage ratios are estimated at 8.89 and 6.29 percent, respectively.

About Rurban Financial Corp.

Based in Defiance, Ohio, Rurban Financial Corp. is a financial services holding company with two wholly-owned subsidiaries: The State Bank and Trust Company (State Bank) and RDSI Banking Systems (RDSI). State Bank operates through 18 banking centers in seven Ohio counties, one center in Indiana; and a loan production office in Franklin County, Ohio. The Bank offers a full-range of financial services for consumers and small businesses, including trust services, mortgage banking, commercial and agricultural lending. RDSI provides data and item processing services to community banks located primarily in the Midwest. Rurban’s common stock is listed on the NASDAQ Global Market under the symbol RBNF.

Forward-Looking Statements

Certain statements within this document, which are not statements of historical fact, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties and actual results may differ materially from those predicted by the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties inherent in the national and regional banking, insurance and mortgage industries, competitive factors specific to markets in which Rurban and its subsidiaries operate, future interest rate levels, legislative and regulatory actions, capital market conditions, general economic conditions, geopolitical events, the loss of key personnel and other factors.

Forward-looking statements speak only as of the date on which they are made, and Rurban undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made except as required by law. All subsequent written and oral forward-looking statements attributable to Rurban or any person acting on our behalf are qualified by these cautionary statements.

Non-GAAP Financial Measures

In addition to results presented in accordance with GAAP, this release contains certain non-GAAP financial measures. Management believes that providing certain non-GAAP financial measures provides investors with information useful in understanding Rurban’s financial performance, its performance trends and financial position. Specifically, Rurban provides measures based on “core operating earnings,” which excludes merger, integration and restructuring expenses that are not reflective of on-going operations or not expected to recur. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results.

Contact Information:
At Rurban Financial Corp.:
Anthony V. Cosentino, CFO
419-785-3663
Tony.Cosentino@thebank-sbt.com

RURBAN FINANCIAL CORP. & SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - (Unaudited)

	June	March	December	September	June
	2011	2011	2010	2010	2010

ASSETS
Cash and due from banks	$10,485,573	$38,090,470	$30,417,813	$60,600,672	$20,278,740

Investment Securities:
Securities available for sale, at fair value	104,769,578	131,052,629	132,762,058	115,993,828	111,140,374
Non-marketable securities - FRB and FHLB Stock	3,748,250	3,748,250	3,748,250	3,748,250	3,748,250
Total investment securities	108,517,828	134,800,879	136,510,308	119,742,078	114,888,624

Loans held for sale	7,211,433	5,423,901	9,055,268	13,453,782	11,649,780

Loans, net of unearned income	437,550,602	422,166,393	427,544,414	424,995,825	437,275,407
Allowance for loan losses	(6,443,873)	(6,593,279)	(6,715,397)	(6,451,422)	(7,000,513)
Net Loans	431,106,729	415,573,114	420,829,017	418,544,403	430,274,894

Premises and equipment, net	14,359,437	14,361,382	14,622,541	14,999,354	15,135,862
Purchased software	874,954	947,061	1,021,036	545,606	600,827
Cash surrender value of life insurance	12,041,915	11,951,006	13,211,247	13,107,086	13,001,493
Goodwill	16,733,830	16,733,830	16,733,830	21,414,790	21,414,790
Core deposits and other intangibles	2,190,707	2,387,920	2,585,132	4,377,111	4,577,245
Foreclosed assets held for sale, net	2,056,046	921,660	1,538,307	1,946,653	1,648,026
Mortgage servicing rights	3,294,494	3,316,228	3,190,389	2,041,698	2,140,300
Accrued interest receivable	1,958,748	2,363,645	2,068,965	2,560,938	2,339,958
Deferred taxes	3,202,986	3,202,986	3,202,986	-	-
Other assets	4,026,624	4,893,928	5,300,846	7,855,586	8,396,372

Total assets	$618,061,304	$654,968,010	$660,287,685	$681,189,757	$646,346,911

LIABILITIES AND EQUITY
Deposits
Non interest bearing demand	$59,650,822	$64,027,818	$62,745,906	$64,671,378	$57,301,649
Interest bearing NOW	101,972,099	107,940,091	105,708,472	99,647,367	90,283,830
Savings	48,771,404	48,983,184	47,662,315	46,092,866	45,069,665
Money Market	72,822,730	77,481,943	84,635,537	87,407,976	79,045,113
Time Deposits	212,652,611	214,528,353	214,925,512	224,501,334	210,062,500

Total deposits	495,869,666	512,961,389	515,677,742	522,320,921	481,762,757

Notes payable	3,142,048	3,218,211	3,290,471	3,368,266	3,415,856
Advances from Federal Home Loan Bank	24,602,002	16,679,942	22,807,351	25,429,671	26,046,944
Fed Funds Purchased	2,000,000	-	-	-	10,500,000
Repurchase Agreements	19,866,731	49,499,424	45,785,254	50,117,031	45,602,027
Trust preferred securities	20,620,000	20,620,000	20,620,000	20,620,000	20,620,000
Accrued interest payable	2,391,743	2,195,926	1,971,587	1,683,116	1,378,388
Other liabilities	3,555,204	3,528,328	4,111,182	3,582,414	3,819,772

Total liabilities	572,047,394	608,703,220	614,263,587	627,121,419	593,145,744

Equity
Common stock	12,568,583	12,568,583	12,568,583	12,568,583	12,568,583
Additional paid-in capital	15,280,945	15,258,113	15,235,206	15,208,434	15,179,118
Retained earnings	19,589,825	18,813,030	18,802,106	25,386,403	25,360,487
Accumulated other comprehensive income (loss)	343,868	1,394,375	1,187,514	2,674,229	1,862,290
Treasury stock	(1,769,311)	(1,769,311)	(1,769,311)	(1,769,311)	(1,769,311)

Total Equity	46,013,910	46,264,790	46,024,098	54,068,338	53,201,167

Total liabilities and equity	$618,061,304	$654,968,010	$660,287,685	$681,189,757	$646,346,911

RURBAN FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF OPERATION - (Unaudited)

	Three Months Ended					Six Months Ended

	June	March	December	September	June	June	June
Interest income	2011	2011	2010	2010	2010	2011	2010
Loans
Taxable	$6,170,234	$5,852,367	$6,396,391	$6,281,157	$6,749,644	$12,022,601	$13,161,226
Nontaxable	14,930	11,494	12,761	13,664	17,381	26,424	36,296
Securities
Taxable	566,609	610,524	587,516	596,362	380,586	1,177,133	1,082,841
Nontaxable	301,556	335,969	339,436	353,755	382,889	637,525	701,952
Other	3	83	48	24	(31,261)	86	187
Total interest income	7,053,332	6,810,437	7,336,152	7,244,962	7,499,239	13,863,769	14,982,502

Interest expense
Deposits	1,010,170	1,049,393	1,187,283	1,275,607	1,285,833	2,059,563	2,660,124
Other borrowings	24,457	24,629	19,043	32,367	30,695	49,086	68,778
Repurchase Agreements	344,215	425,519	435,234	436,369	432,658	769,734	859,625
Federal Home Loan Bank advances	113,379	133,016	220,712	231,122	289,008	246,395	641,825
Trust preferred securities	347,713	344,578	355,304	388,854	403,024	692,291	789,648

Total interest expense	1,839,934	1,977,135	2,217,576	2,364,319	2,441,218	3,817,069	5,020,000

Net interest income	5,213,398	4,833,302	5,118,576	4,880,643	5,058,021	10,046,700	9,962,502

Provision for loan losses	898,440	498,840	1,798,890	898,570	6,498,710	1,397,280	7,890,143

Net interest income after provision for loan losses	4,314,958	4,334,462	3,319,686	3,982,073	(1,440,689)	8,649,420	2,072,359

Noninterest income
Data service fees	1,303,658	912,254	1,053,841	2,044,400	2,608,769	2,215,912	6,638,175
Trust fees	669,161	695,321	663,705	650,511	590,697	1,364,482	1,233,483
Customer service fees	640,151	580,942	614,572	643,816	614,944	1,221,093	1,202,345
Gain on sale of mortgage loans and OMSR's	565,049	425,130	1,839,977	1,435,581	576,720	990,179	1,218,112
Mortgage loan servicing fees, net	(1,841)	141,452	600,456	(423,939)	(73,356)	139,611	31,990
Gain on sale of non-mortgage loans	37,644	42,779	74,070	125,122	32,328	80,423	107,949
Net realized gain (loss) on sales of securities	1,871,387	-	(589)	-	-	1,871,387	451,474
Investment securities recoveries	-	-	-	-	-	-	73,774
Loss on sale or disposal of assets	(160,453)	(100,209)	(40,837)	(128,985)	(1,429)	(260,662)	(30,081)
Other income	172,209	165,157	201,435	188,055	177,597	337,366	350,412

Total non-interest income	5,096,965	2,862,826	5,006,630	4,534,561	4,526,270	7,959,791	11,277,633

Noninterest expense
Salaries and employee benefits	3,573,103	3,530,106	3,867,605	4,058,316	4,902,735	7,103,209	10,006,275
Net occupancy expense	517,414	584,057	533,362	486,695	566,468	1,101,471	1,152,691
Equipment expense	717,826	711,051	1,010,194	872,681	2,385,561	1,428,877	4,550,662
FDIC Insurance expense	253,939	317,639	461,153	259,646	197,913	571,578	416,816
Software impairment expense	-	-	-	-	4,323,696	-	4,892,231
Data processing fees	191,801	143,744	108,145	211,129	229,478	335,545	424,264
Professional fees	576,752	473,536	722,103	619,430	561,209	1,050,288	1,204,019
Marketing expense	89,892	55,976	125,754	139,987	112,625	145,868	190,226
Printing and office supplies	118,516	76,148	83,860	111,414	97,326	194,664	258,428
Telephone and communication	143,366	156,640	198,606	267,344	339,341	300,006	725,547
Postage and delivery expense	258,621	344,309	333,016	388,666	456,430	602,930	1,026,863
State, local and other taxes	133,988	143,568	424,838	154,391	(156,595)	277,556	(35,556)
Employee expense	171,801	95,884	163,407	147,739	227,304	267,685	507,229
Goodwill Impairment	-	-	4,680,960	-	-	-	-
Other intangible amortization expense	197,212	197,212	1,791,979	200,344	200,134	394,424	400,268
OREO Impairment	-	-	756,517	-	215,000	-	215,000
Other expenses	1,454,047	229,821	643,454	820,633	1,246,419	1,683,868	1,730,116

Total non-interest expense	8,398,278	7,059,691	15,904,953	8,738,415	15,905,044	15,457,969	27,665,079

Income (loss) before income tax expense	1,013,645	137,597	(7,578,637)	(221,781)	(12,819,463)	1,151,242	(14,315,087)

Income tax expense (benefit)	236,852	126,672	(994,341)	(247,696)	(4,612,572)	363,524	(5,260,258)

Net income (loss)	$776,793	$10,925	$(6,584,296)	$25,915	$(8,206,891)	$787,718	$(9,054,829)

Common share data:
Basic earnings (loss) per common share	$0.16	$0.00	$(1.35)	$0.01	$(1.69)	$0.16	$(1.86)

Diluted earnings (loss) per common share	$0.16	$0.00	$(1.35)	$0.01	$(1.69)	$0.16	$(1.86)

RURBAN FINANCIAL CORP.
CONSOLIDATED FINANCIAL HIGHLIGHTS - (Unaudited)

	Three Months Ended					Six Months Ended
($ in thousands except per share data)	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010	June 30, 2011	June 30, 2010

SUMMARY OF OPERATIONS
Net interest income	$5,213	4,833	5,119	4,881	5,058	10,047	9,963
Less: Nonrecurring item					$(130)	-	(130)
Tax-equivalent adjustment	$163	179	181	189	206	342	380
Tax-equivalent net interest income (recurring)	$5,376	5,012	5,300	5,070	5,134	10,389	10,213
Provision for loan loss	$898	499	1,799	899	6,499	1,397	7,890
Less: Nonrecurring RDSI item	$-	-	-	-	3,000	-	3,000
Recurring Loan Loss Provision	$898	499	1,799	899	3,499	1,397	4,890
Noninterest income	$5,097	2,863	5,007	4,535	4,526	7,960	11,278
Less: Nonrecurring items	$(2,103)	100	(619)	529	176	(2,003)	(320)
Recurring noninterest income	$2,994	2,963	4,388	5,064	4,703	5,957	10,957
Recurring revenue, tax-equivalent	$8,370	7,975	9,688	10,133	9,837	16,345	21,170
Noninterest expense	$8,398	7,060	15,905	8,738	15,905	15,458	27,665
Less: Nonrecurring items	$1,083	-	7,030	-	5,724	1,083	7,071
Recurring Noninterest Expense	$7,315	7,060	8,875	8,738	10,181	14,375	20,594
Pretax income (loss)	$1,014	138	(7,579)	(222)	(12,819)	1,151	(14,315)
Net income (loss)	$777	11	(6,584)	26	(8,207)	788	(9,055)
Core Earnings After Tax	$103	77	(2,353)	375	(2,247)	181	(2,533)

PER SHARE INFORMATION:
Basic & Diluted earnings	$0.16	0.00	(1.35)	0.01	(1.69)	0.16	(1.86)
Core earnings	$0.02	0.02	(0.48)	0.08	(0.46)	0.04	(0.52)
Common dividends	$-	-	-	-	-	-	-
Book value per common share	$9.46	9.52	9.47	11.12	10.94	9.46	10.94
Less: goodwill,intangible assets per share	$3.91	3.95	5.29	5.33	5.37	3.91	5.37
Tangible book value per common share	$5.55	5.56	4.18	5.79	5.57	5.55	5.57

PERFORMANCE RATIOS:
Return on average assets	0.48%	0.01%	(3.83%)	0.02%	(4.92%)	0.24%	(2.72%)
Core return on average assets	0.06%	0.05%	(1.37%)	0.23%	(1.35%)	0.06%	(0.76%)
Return on average common equity	6.66%	0.09%	(49.25%)	0.19%	(55.74%)	3.39%	(30.04%)
Core return on average tangible common equity	1.50%	1.14%	(33.87%)	5.31%	(27.41%)	1.32%	(14.86%)
Cost of funds	1.39%	1.46%	1.59%	1.73%	1.81%	1.43%	1.86%
Efficiency Ratio - recurring items	85.04%	86.05%	89.57%	84.29%	101.50%	85.53%	95.42%
Recurring noninterest expense/ Average assets	4.51%	4.27%	5.17%	5.26%	6.10%	4.39%	6.18%
Recurring noninterest income/ Operating revenue	35.77%	37.15%	45.29%	49.97%	47.81%	36.44%	51.76%
Net interest margin	3.71%	3.48%	3.63%	3.52%	3.57%	3.57%	3.51%
Tax equivalent effect	0.12%	0.13%	0.13%	0.14%	0.14%	0.12%	0.14%
Net interest margin - fully tax equivalent basis	3.83%	3.61%	3.76%	3.66%	3.71%	3.69%	3.65%

ASSET QUALITY RATIOS:
Gross charge-offs	$1,593	639	1,591	1,583	5,680	2,232	8,160
Net charge-offs	$1,048	621	1,535	1,448	5,572	1,669	7,919
Non-performing loans/total loans	1.85%	2.87%	2.87%	2.38%	2.84%	1.85%	2.84%
Non-performing assets/ Loans plus OREO	2.30%	3.08%	3.22%	2.82%	3.20%	2.30%	3.20%
Non-performing assets/total assets	1.64%	1.99%	2.09%	1.77%	2.17%	1.64%	2.17%
Allowance for loan losses/non-performing loans	79.82%	54.40%	54.67%	63.83%	56.45%	79.82%	56.45%
Allowance for loan losses/total loans	1.47%	1.56%	1.57%	1.52%	1.60%	1.47%	1.60%
Net loan charge-offs/average loans (ann.) (bank only)	0.97%	0.59%	1.44%	1.35%	2.33%	0.79%	2.21%
Loan loss provision/ Net charge-offs	85.74%	80.33%	117.20%	62.07%	116.62%	83.73%	99.64%

CAPITAL & LIQUDITY RATIOS:
Loans/ Deposits	88.24%	82.30%	82.91%	81.37%	90.77%	88.24%	90.77%
Equity/Assets	7.44%	7.06%	6.97%	7.94%	8.23%	7.44%	8.23%
Tangible equity/ Tangible assets	4.52%	4.27%	4.17%	4.31%	4.39%	4.52%	4.39%
Bank Holding Company: (6/30/11 estimated)
Total Risk-based Capital Ratio	11.58%	11.36%	11.47%	11.63%	11.33%	11.58%	11.33%
Tier 1 leverage risk-based capital ratio	8.89%	8.63%	10.22%	10.37%	10.07%	8.89%	10.07%
Tier 1 leverage capital ratio	6.29%	5.83%	6.76%	7.12%	7.05%	6.29%	7.05%
State Bank & Trust: (6/30/11 estimated)
Total Risk-based Capital Ratio	11.89%	11.97%	11.69%	11.59%	11.18%	11.89%	11.18%
Tier 1 leverage risk-based capital ratio	10.64%	10.71%	10.44%	10.34%	9.93%	10.64%	9.93%
Tier 1 leverage capital ratio	7.54%	7.24%	6.90%	7.06%	7.00%	7.54%	7.00%

END OF PERIOD BALANCES
Total Loans	$437,551	422,166	427,544	424,996	437,275	437,551	437,275
Total Assets	$618,061	654,968	660,288	681,190	646,347	618,061	646,347
Deposits	$495,870	512,961	515,678	522,321	481,763	495,870	481,763
Stockholders Equity	$46,014	46,265	46,024	54,068	53,201	46,014	53,201
Tangible Equity	$27,089	27,143	26,705	28,276	27,209	27,089	27,209
Full-time equivalent employees (Bank)	195	194	196	198	197	195	197
Full-time equivalent employees (Consolidated)	228	227	242	257	270	228	270
Period-end common shares outstanding	4,862	4,862	4,862	4,862	4,862	4,862	4,862

AVERAGE BALANCES
Total Loans	$430,363	422,519	426,629	430,414	442,210	422,512	445,260
Total Earning Assets	$561,353	554,975	563,609	554,685	566,618	562,386	566,901
Total Assets	$648,681	661,621	687,058	664,981	667,295	655,233	666,289
Deposits	$510,591	520,045	534,168	513,448	502,102	515,270	495,541
Stockholders Equity	$46,629	46,229	53,478	54,154	58,891	46,452	60,292
Tangible Equity	$27,596	27,003	27,782	28,242	32,781	27,323	34,088

RURBAN FINANCIAL CORP.
Rate Volume Analysis
For the Three and Six Months Ended June 30, 2011 and 2010 ($ in thousands)

$ in Thousands	Three Months Ended June 30, 2011			Three Months Ended June 30, 2010
	Average		Average	Average		Average
Assets	Balance	Interest	Rate	Balance	Interest	Rate

Taxable Securities	$100,559	567	2.25%	$81,835	381	1.86%
Non-taxable Securities	26,094	457	7.01%	33,151	580	7.00%
Federal funds sold	-	-	N/A	-	-	N/A
Loans, net	434,700	6,193	5.70%	452,286	6,745	5.97%

Total earning assets	$561,353	7,216	5.14%	$567,271	7,705	5.43%

Cash and due from banks	28,732			33,795
Allowance for loan losses	(6,664)			(6,691)
Premises and equipment	16,501			20,604
Other assets	48,760			52,315

Total assets	$648,682			$667,295

Liabilities
Savings and interest-bearing demand	$233,437	92	0.16%	$228,696	151	0.26%
Time deposits	214,108	918	1.71%	211,429	1,135	2.15%
Short-term borrowings	41,409	344	3.33%	47,881	433	3.61%
Advances from FHLB	17,738	113	2.56%	29,160	289	3.96%
Junior subordinated debentures	20,620	348	6.75%	20,620	403	7.82%
Other borrowed funds	1,499	24	6.53%	2,521	31	4.87%
Total interest-bearing liabilities	$528,810	1,840	1.39%	$540,307	2,441	1.81%

Non interest-bearing demand	63,046			61,977
Other liabilities	10,196			6,120

Total liabilities	602,052			608,404

Equity	$46,629			$58,891

Total liabilities and equity	$648,681			$667,295

Net interest income (tax equivalent basis)		$5,376			$5,264

Net interest income as a percent
of average interest-earning assets			3.83%			3.71%

	Six Months Ended June 30, 2011			Six Months Ended June 30, 2010
	Average		Average	Average		Average
Assets	Balance	Interest	Rate	Balance	Interest	Rate

Taxable Securities	$103,189	1,177	2.28%	$80,230	1,083	2.70%
Non-taxable Securities	27,765	966	3.48%	32,179	1,064	6.61%
Federal funds sold	-	-	N/A	-	-	N/A
Loans, net	431,431	12,063	2.80%	455,073	13,216	5.81%

Total earning assets	$562,386	14,206	2.53%	$567,482	15,363	5.41%

Cash and due from banks	33,389			32,507
Allowance for loan losses	(6,739)			(6,961)
Premises and equipment	16,740			22,543
Other assets	49,456			50,718

Total assets	$655,233			$666,289

Liabilities
Savings and interest-bearing demand	$237,167	209	0.18%	$225,693	305	0.27%
Time deposits	214,122	1,850	1.73%	210,290	2,356	2.24%
Short-term borrowings	44,146	770	3.49%	47,678	860	3.61%
Advances from FHLB	17,479	246	2.82%	31,623	642	4.06%
Junior subordinated debentures	20,620	692	6.71%	20,620	790	7.66%
Other borrowed funds	1,531	49	6.41%	2,674	69	5.14%

Total interest-bearing liabilities	$535,065	3,817	1.43%	$538,579	5,020	1.86%

Non interest-bearing demand	63,981			59,558
Other liabilities	9,734			7,861

Total liabilities	608,780			605,997

Equity	$46,452			$60,292

Total liabilities and equity	$655,233			$666,289

Net interest income (tax equivalent basis)		$10,389			$10,343

Net interest income as a percent
of average interest-earning assets			3.69%			3.65%

RURBAN FINANCIAL CORP.
Summary of Non-performing loans

	June 30,	March 31,	December 31,	September 30,	June 30,
	2011	2011	2010	2010	2010

Non-performing loans:
Non-accrual loans (1)	$8,073	12,121	12,283	10,107	12,401
Loans 90 + days past due, still accruing interest	$-	-	-	-	-

Total non-performing loans	$8,073	12,121	12,283	10,107	12,401

OREO, Repossessed Vehicles	$2,056	924	1,538	1,947	1,648

Total non-performing assets	$10,129	13,044	13,822	12,053	14,050

Total allowance for loan losses	$6,444	6,593	6,715	6,451	7,001

Accruing restructured loans (2)	$1,312	1,229	1,107	1,230	1,345

(1) Includes $2.09 million of restructured loans on non-accrual status at June 30, 2011

(2) Accruing restructured loans at June 30, 2011 consists primarily of residential and commercial real estate loans that have been modified and are performing in accordance with those modified terms.

	June 30,	March 31,	December 31,	September 30,	June 30,
	2011	2011	2010	2010	2010

30-59 Days Past Due	$1,121	861	1,073	1,568	1,461
60-89 Days Past Due	$248	44	568	1,326	841
90 + Days Past Due	$6,808	10,572	10,493	8,556	8,452

Total Delinquent Loans	$8,177	11,476	12,133	11,450	10,754

RURBAN FINANCIAL CORP.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures

	Three Months Ended					Six Months Ended

	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,	June 30,
Dollars in thousands	2011	2011	2010	2010	2010	2011	2010

GAAP Earnings	$777	11	(6,584)	26	(8,207)	788	(9,055)

Realized securities gains (1)	(1,871)	-	1	-	-	(1,871)	(451)
Investment securities recoveries (1)	-	-	-	-	-	-	(74)
Prepayment penalties (1)	1,083	-	-	-	-	1,083	-
Gains/(losses) on sales of assets (1)	160	100	41	129	1	261	30
OREO writedown (1)	-	-	757	-	215	-	215
Mortgage Servicing Rights Impairment (1)	127	-	(660)	400	175	127	175
Software impairment/ Write-offs (2)	-	-	-	-	2,891	-	3,247
Hardware write-offs (2)	-	-	-	-	1,892	-	2,792
Contract impairment/ Write-offs (2)	-	-	-	-	102	-	193
New Core Loan write-off (2)	-	-	-	-	624	-	624
New Core Loan (2)	-	-	-	-	3,000	-	3,000
Accrued interest on New Core Loan (2)	-	-	-	-	130	-	130
Contract Buyouts (2)	(519)	-	-	-	-	(519)	-
Writedown of goodwill and other intangibles (2)	-	-	6,273	-	-	-	-

Total Non-Core Items	(1,020)	100	6,411	529	9,031	(920)	9,881

Applicable income tax effect on Non-Core Items	347	(34)	(2,180)	(180)	(3,070)	313	(3,360)

After-tax Non Core Items	(673)	66	4,232	349	5,960	10,495	21,663

Core Recurring Net Income	103	77	(2,353)	375	(2,247)	181	(2,533)

(1) State Bank & Trust
(2) RDSI